Exhibit 10.4

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 7th day of May, 2018, by and between OLD LINE BANK, a Maryland-chartered trust company exercising the powers of a commercial bank (the “Bank” or “Employer”), and Martin John Miller, a resident of the State of Maryland (the “Employee”).

WHEREAS on February 26, 2014, the Employer and the Employee entered into an Executive Employment Agreement, as amended by the Third Amendment to Executive Employment Agreement by and between the Bank and the Employee dated as of February 23, 2017 (together, the “Original Agreement”); and

WHEREAS the Employer and the Employee desire to amend and restate the Original Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, the benefits provided to each party hereunder and the mutual promises made herein, the adequacy and sufficiency of such consideration being hereby acknowledged by the parties, the parties agree as follows:

1.       Employment. The Bank hereby employs the Employee as an Executive Vice President and agrees to continue to employ the Employee in that position (or in any other position approved by the Bank) during the term of this Agreement, except as otherwise provided below.

2.       Term. The initial term and any extensions thereof are referred to herein as the “Term.” The initial Term of this Agreement expires on March 31, 2020. The Term of this Agreement is two years. On September 30, 2018 and on each succeeding consecutive March 31st and September 30th (each an “Anniversary Date”) while this Agreement is in effect, the Term shall be automatically extended for a period of six months unless the Employer or the Employee informs the other at least 60 days prior to such Anniversary Date of their decision to not renew.

3.       Compensation. The Employee’s salary under this Agreement shall be $255,000.00 per annum, payable on a bi-weekly basis (“Base Salary”). The Employee’s Base Salary will be reviewed by the Board of Directors annually, and the Employee will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors.

4.       Duties.

A.       During the term of this Agreement, the Employee shall serve as an Executive Vice President. He shall have such powers and shall perform such duties that are incident and customary to this office, and as granted and assigned to him by the Chief Executive Officer (“CEO”) and/or the Board of Directors.

B.       The Employee shall devote his full time, attention, skill, and energy to the performance of his duties under this Agreement, and shall comply with all reasonable professional requests of the Bank; provided, however, that the Employee will be permitted to engage in and manage personal investments and to participate in community and charitable affairs, so long as such activities in the judgment of the Bank’s CEO do not create a conflict of interest or interfere with the performance of his duties under this Agreement. In furtherance of this commitment, the Employee shall disclose all positions he holds with other organizations and any ownership interests he has in other business entities where he may influence or control management decisions. Such disclosures shall be made at the commencement of the Employee’s employment and from time-to-time throughout his employment where his circumstances have changed to make such a disclosure appropriate.

C.       The Employee shall immediately notify the Company of (i) his own illness and consequent absence from work or (ii) any intended significant change in his plans to work for the Company.

5.       Vacation, Sick and Personal Leave.

A.       The Employee shall be entitled to a total of 20 days of paid vacation each calendar year, which he may use in accordance with the Bank’s announced policy that is in effect from time-to-time. The Employee may take his vacation at such times that do not interfere with the performance of his duties under this Agreement.

B.       The Employee shall be entitled to paid sick leave and paid personal leave as is provided in the Employer’s policies then in effect.

6.       Expenses. The Bank shall reimburse the Employee for all reasonable expenses incurred in connection with his duties on behalf of the Bank, provided that the Employee shall keep and present to the Bank records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Bank reasonably may require in order to substantiate the Bank’s right to claim income tax deductions for such expenses. For any expenditure in excess of $500.00, the Employee must obtain written approval from the CEO if he is to be reimbursed for the expense. Without limiting the generality of the foregoing, the Employee shall be entitled to reimbursement for any business-related travel, business-related entertainment and other costs and expenses reasonably incident to the performance of his duties on behalf of the Bank.

7.       Fringe Benefits.

A.       Insurance. The Employee shall receive health insurance, consistent with the terms set forth in the plan established by the Bank for its employees. The Bank shall also pay the premiums for Employee to receive the following insurance, consistent with the terms set forth in the plans established by the Bank for its employees: dental; life; short-term disability; and long-term disability.

B.       Banking. The Bank shall not charge the Employee for use of a savings account, checking account or debit card issued by the Bank. The Employee is eligible to have his paychecks deposited directly in any account he has with the Bank or elsewhere.

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8.       Termination of Employment.

A.       This Agreement shall terminate prior to the expiration of its Term only upon and on the occurrence of the following:

(i)       on the death of the Employee in which event all unvested stock options previously granted to the Employee shall immediately vest and the Employer shall have no further obligation to the Employee other than payment of any unpaid salary and any contractually committed obligations to provide the Employee with vested benefits pursuant to a salary continuation agreement, supplemental life insurance agreement, or other form of retirement plan (“Retirement Benefits”) in effect as of the date of death;

(ii)       on the date the Employee becomes physically or mentally incapacitated to the extent he has been unable to perform his duties under this Agreement for a period of 60 consecutive days and, in order to assist the Bank in making such determination, the Employee agrees to make himself available for medical examination by one or more physicians chosen by the Bank and grants to the Bank and such physicians access to all relevant medical information, including copies of the Employee’s medical records and access to the Employee’s own physicians, in which event Employer will have no further obligation to the Employee other than payment of any unpaid salary and Retirement Benefits as of the date of disability;

(iii) on the effective date of the Employee’s voluntary resignation for Good Reason (which for purposes of this Agreement is defined as “a change in location of the Employer’s principal office that results in the Employee’s commuting distance being at least 50 miles greater than the Employee’s commuting distance on the date of this Agreement” and which shall not occur unless (a) Employee notified the Employer of such condition within 90 days of its occurrence, (b) the Employer did not remedy such condition within 30 days, and (c) Employee resigned for Good Reason within 12 months of the condition) in which event (a) the Employer shall pay to the Employee a lump sum payment equal to the Employee’s salary (at the amount of such salary on the date of resignation) over the remaining Term, and the Employer shall pay such lump sum payment within ten business days of the effective date of termination of the Employee’s employment, (b) all unvested stock options previously granted to the Employee shall immediately vest, and (c) the Employee shall be entitled to payment of any unpaid salary and Retirement Benefits as of the effective date of termination of the Employee’s employment pursuant to such resignation;

(iv)       on the effective date of the Employee’s voluntary resignation without Good Reason in which event the Employer will have no further obligation to the Employee other than payment of any unpaid salary and Retirement Benefits as of the date of voluntary resignation;

(v)       on the date the Employer terminates the Employee for “cause” as defined below in which event the Employee will have no further obligation to the Employee other than payment of any unpaid salary and Retirement Benefits as of the date of termination; or

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(vi)       on the date the Employer terminates the Employee other than for cause in which event (a) the Employer shall pay to the Employee a lump sum payment equal to the Employee’s salary (at the amount of such salary on the date of termination) over the remaining Term, and the Employer shall pay such lump sum payment within ten business days of the effective date of termination of the Employee’s employment, (b) all unvested stock options previously granted to the Employee shall immediately vest, and (c) the Employee shall be entitled to payment of any unpaid salary and Retirement Benefits as of the effective date of termination of the Employee’s employment.

B.       Termination for Cause. Notwithstanding the provisions of Section 2 above, the Employee’s employment (and all of his rights and benefits under this Agreement) shall terminate immediately after written notice upon the happening of any one or more of the following events, which constitute “cause”: (i) the Employee has breached, in any material respect, a provision of this Agreement; (ii) the Employee refuses to perform the duties of his employment under this Agreement in any material respect; (iii) the Employee has committed any act or omission materially and adversely affecting his reputation or that of the Bank or any of its affiliates or materially and adversely affecting any product, policy, program or service offered through or developed by the Bank or any of its affiliates; (iv) the Employee is convicted of or pleads guilty to a charge of any felony or of any lesser crime involving fraud or moral turpitude or directed against the Bank, its affiliates or any of their shareholders, employees, agents or contractors; (v) the Employee commits any other act which is inconsistent with the good faith fulfillment of his responsibilities as an employee of the Bank or is done with the intent to harm the Bank, its affiliates or any of their shareholders, employees, agents or contractors; (vi) the Employee violates any material statute, rule or regulation of any federal, state or local governmental authority pertaining to the marketing, sale, solicitation or offer of any product, policy or program of the Bank or its affiliates; and (vii) the Employee commits any other act or omission which an arbitrator or a court of competent jurisdiction justifies as grounds for dismissal for cause.

C.       Unused Vacation, Sick and Personal Leave. The Employee shall be eligible to receive the remaining balance of his unused vacation and personal leave at the termination of his employment only if he is not terminated for “cause” as defined above and he returns all Bank property to the Bank prior to his final day of employment. Employee shall have no right to receive any unused sick leave. If the Employee fails to return any Bank property prior to his last day of employment, the Employee authorizes the Bank to deduct from his final paycheck the reasonable cost (not value) of that item. In the event that the Employee elects to terminate his employment, he must provide the Company with 60 days’ notice as provided above in order to receive the remaining balance of his unused vacation and personal leave.

9.       Non-Competition Agreement.

A.       The Employee agrees that, for one year following termination from the Bank, regardless of reason, he will not, as an individual, stockholder, officer, director, partner, agent, employee, consultant, or representative, act for or on behalf of or have any interest, direct or indirect, in any business similar to or competitive with the Bank’s business within a 25-mile radius of the main office of the Bank exclusive of the State of Virginia or Washington, D.C.

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B.       The Employee agrees, during the period of employment and for one year following the termination of employment, not to solicit or sell or attempt to solicit or sell, for his own account or on behalf of any person or corporation other than the Bank, services or products that are competitive with the services or products of the Bank to any customer or client to which the Employee (or employees under her managerial control) has solicited or sold any services or products on behalf of the Bank during any part of the two years immediately preceding the termination of his employment. This restriction shall, in the case of a multi-location customer or client, apply to the location or locations where the Employee (or employees under his managerial control) solicited or sold services or products, as well as any offices of that customer or client within a 25-mile radius of the main office of the Bank.

C.       The Employee agrees, during the period of employment and for one year following termination, not to perform or render services or attempt to perform or render services, for his own account or on behalf of any person or corporation other than the Bank, for any customer or client of the Bank for which the Employee (or employees under his managerial control) has performed any services, during any part of the two years immediately preceding the termination of his employment. This restriction shall, in the case of a multi-location customer or client, apply to the location or locations where the Employee (or employees under her managerial control) performed or rendered services, as well as any offices of that customer or client within a 25-mile radius of the main office of the Bank.

D.       The Employee agrees, during the period of employment and for one year following termination, not to solicit or hire, either directly or indirectly, any current employee of the Bank to work or perform services for his own account or on behalf of any person or corporation other than the Bank, or attempt to induce any employee to leave the employ of the Bank to work for the Employee or any other person, firm or corporation.

E.        The Employee acknowledges that any breach of these provisions will cause irreparable harm to the Bank and entitle the Bank to injunctive or other equitable relief, as well as damages. In the event of a breach of Paragraphs A through C of this Section, the Employee shall pay to the Bank liquidated damages equal to any money received by the Employee due to violation of these Paragraphs, as well as court costs and reasonable attorneys’ fees incurred by the Bank to enforce this Agreement. In the event of a breach of Paragraph D of this Section, the Employee shall pay to the Bank liquidated damages equal to any money received by the Employee due to violation of this Paragraph or the equivalent of the most recent one year’s salary (at the company) of the hired solicited employee, whichever is greater. Additionally, the Employee agrees to pay the Bank court costs and reasonable attorneys’ fees incurred by the Bank to enforce this Agreement.

10.       Trade Secrets, Confidential Information and Intellectual Property. The Employee acknowledges that and as a result of his employment with the Bank, the Employee has, is and will be making use of, acquiring, and adding to information of a special and unique nature and value relating to the Bank’s intellectual property, trade secrets and other confidential information. In that regard, the Employee agrees to the following:

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A.       The Employee shall not, at any time during or following his employment with the Bank, divulge or disclose, or employ for any purpose whatsoever, any of the Bank’s trade secrets or other confidential information that have been obtained by or disclosed to the Employee as a result of the Employee’s employment by the Bank. For purposes of this Agreement, “trade secrets or other confidential information” shall mean all information which is used in the Bank’s business and which gives the Bank the opportunity to obtain advantage over its competitors who do not know or use such information, regardless of whether written or otherwise, including, but not limited to, trade secrets, business methods, business plans, financial data, customer lists and contracts, pricing plans, marketing plans or strategies, security devices, product information, billing procedures, employee lists, salaries and other personnel information, and other business arrangements. The term “trade secrets or other confidential information” is not meant to include any information which, at the time of disclosure, is generally known by the public or any competitors of the Bank. If the Employee has any questions regarding the confidential status of information, he should contact the CEO.

B.       All notes, data, reference items, sketches, drawings, memoranda, records, and other materials in any way relating to any of the information referred to in the Paragraph above or to the Bank’s business shall belong exclusively to the Bank and the Employee agrees to turn over to the Bank all copies of such materials in the Employee’s possession or control (whether hard copy or electronic) at the Bank’s request or upon the termination of the Employee’s employment.

C.       All intellectual property, including, but not limited to, all software (including, without limitation, computer programs, object code, source code, documentation, notes, records, work papers, and all other materials associated therewith), and all copyrights, trademarks, patents, trade secrets and other proprietary rights related thereto shall be deemed (i) the sole and exclusive property of the Bank (and/or the Bank’s clients or customers if the Bank so determines), and (ii) “trade secrets or other confidential information.” The Employee also agrees that any work prepared for the Bank or its customers or clients that are susceptible of copyright protection shall be a work-made-for-hire for the Bank. If any such work is deemed for any reason not to be a work-made-for-hire, the Employee hereby agrees to irrevocably assign to the Bank all of the Employee’s right, title and interest in and to the copyright in such work and the Employee further agrees to execute all such documents and assurances, and to take all such action, as the Bank shall request, in order to cause the rights assigned hereby fully to vest in the Bank. The Employee hereby waives all so-called “moral rights” relating to all work developed or produced by the Employee hereunder, including, without limitation, any and all rights of attribution, rights of approval, restriction or limitation of use or subsequent modifications. In furtherance of the foregoing, and not in limitation thereof, the Employee agrees to assign the Bank all of the Employee’s right, title and interest in and to any and all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements conceived or made by the Employee, whether alone or with others, during the Employee’s employment with the Bank, and which either (i) involve or are reasonably related to the Bank’s business or (ii) incorporate or are based on, in whole or in part, any of the Bank’s trade secrets or other confidential information. (all of the aforesaid sometimes referred to herein as the “Inventions”). The Employee agrees to disclose all Inventions to the Bank promptly, and to provide all assistance reasonably requested by the Bank in the preservation of the Bank’s interest in the Inventions, such as by executing documents, testifying and the like, which assistance shall be provided at the Bank’s expense but without any additional compensation to the Employee. The Employee shall, at the Bank’s expense, assist the Bank or its nominee to obtain patent protection for such Inventions in any countries the Bank may elect in its sole discretion throughout the world. All Inventions shall be the property of the Bank or its nominees, whether patentable or not. The Employee hereby assigns and agrees to assign to the Bank, all of the Employee’s right title and interest in and to all patent applications, patents and reissues related to any Inventions. The Employee agrees to execute, acknowledge and deliver all documents, and to provide other assistance, at the Bank’s request and expense, during and subsequent to the Employee’s employment by the Bank, confirming the complete ownership by the Bank of any and all Inventions, enabling the Bank or its nominees to apply for and maintain patent protection (if applicable), and/or any other legal protection that may then be available for the Inventions.

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D.        The Employee acknowledges that any breach of this Section will cause irreparable harm to the Bank and entitle the Bank to injunctive or other equitable relief, as well as damages. Damages shall include, but are not limited to, the Employee’s payment of the court costs and reasonable attorneys’ fees incurred by the Bank to enforce this Agreement.

E.       Protected Rights. The Employee understands that nothing contained in this Agreement limits the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agencies.

11.       Code Section 409A Exemption. It is the parties’ intent that to the maximum extent possible, the payments contemplated under Sections 8(A)(iii) and (vi) be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) under the “short-term deferral” exemption as described under Treas. Reg. § 1.409A-1(b)(4) and/or the “separation pay” exemption under Treas. Reg. §1.409-1(b)(9) such that the payments shall not be deemed “deferred compensation” within the meaning of Code Section 409A. To the extent that any amount payable under this Agreement shall not fall within an exception but shall instead be “deferred compensation” subject to Code Section 409A, the following terms shall apply.

A.       Termination of Employment. Any payments due under this Agreement that are contingent upon the Employee’s “termination of employment” will not be paid unless and until the Employee incurs a “separation from service” as set forth under Code Section 409A and the regulations promulgated thereunder.

B.       Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a Specified Employee at termination of employment under such procedures as established by the Employer in accordance with Section 409A of the Code, distributions of “deferred compensation” that are made upon termination of employment may not commence earlier than six months after the date of such termination. Therefore, in the event this Subsection (B) is applicable to the Employee, any distribution of deferred compensation that would otherwise be paid to the Employee within the first six months following the termination of employment shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh month following the termination. All subsequent distributions shall be paid in the manner specified. “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Employer if any stock of the Employer is publicly traded on an established securities market or otherwise.

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C.       Non-Transferability. The Employee may not sell, assign, or transfer any deferred compensation or any of the benefits hereunder, and the deferred compensation shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Employee’s creditors.

D.       Change in Form or Timing of Payments. All changes in the form or timing of payments hereunder must comply with the following requirements. The changes:

i.       may not accelerate the time or schedule of any payment, except as provided in Section 409A of the Code and the regulations thereunder;

ii.       must be made at least 12 months prior to the termination of employment;

iii.       must delay the commencement of payment for a minimum of five years from the date the first payment was originally scheduled to be made; and

iv.       must take effect not less than 12 months after the election is made.

E.        Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Section 11 shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

12.       Code Section 280G.

A. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Bank or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 12, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit payable to the Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

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B. The Covered Payments shall be reduced in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

C. Any determination required under this Section 12, including whether any payments or benefits are parachute payments, shall be made by the Bank in its sole discretion. The Employee shall provide the Bank with such information and documents as the Bank may reasonably request in order to make a determination under this Section 12. The Bank’s determination shall be final and binding on the Employee.

D. It is possible that after the determinations and selections made pursuant to this Section 12 the Employee will receive Covered Payments that are in the aggregate more than the amount provided under this Section 12 (“Overpayment”) or less than the amount provided under this Section 12 (“Underpayment”).

i.       In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Employee shall pay any such Overpayment to the Bank together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Employee’s receipt of the Overpayment until the date of repayment.

ii.       In the event that a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Employee until the payment date.

13.       Withholding. The Employer may withhold from any amounts payable hereunder such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.       Applicable Law. This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland. The parties agree that any appropriate state court located in Prince George’s County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

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15.       Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

16.       Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

17.       No Set-off by the Employee. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

18.       Notice. All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted. All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

(i)	If to the Employer, to it at:

1525 Pointer Ridge Road
Bowie, Maryland 20716
Attn: President

(ii)	If to the Employee, to the Employee at:

2008 Haverford Drive
Crownsville, Maryland 21032

19.       Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

20.       Waiver. A waiver by the Employer of any breach of this Agreement by the Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

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21.       Interpretation. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

22.       Rights of Third Parties. Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

23.       Survival. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

24.       This Agreement shall extend to, and be binding upon the Employee, and upon the Bank and its successors and assigns and the term “Bank” as used herein shall include its successors and assigns whether by merger, consolidation, combination or otherwise.

[signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be executed as of the date first set forth above.

WITNESS/ATTEST:		THE EMPLOYER:
OLD LINE BANK

By:
Name:	Mark A. Semanie	Name:	James W. Cornelsen
	Executive Vice President and	Title:	President and Chief Executive Officer
Chief Operating Officer

WITNESS:		THE EMPLOYEE:

Name:		Martin John Miller

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